SECURITY DISTRIBUTORS, INC.
--------------------------------------------------------------------------------

          A MEMBER OF THE SECURITY                    ONE SECURITY BENEFIT PLACE
          BENEFIT GROUP OF COMPANIES                   TOPEKA, KANSAS 66636-0001


                                                MARKETING ORGANIZATION AGREEMENT
                                                                   (THIRD PARTY)

                                                           PRODUCT AUTHORIZATION
                             FSBL Variable Products

Effective Date:

     1. This Agreement is made among Security Distributors, Inc. ("SDI"), ("Marketing Organization"), and each of the agencies listed on Exhibit "A," attached hereto (collectively referred to herein as "General Agent"). SDI hereby authorizes Marketing Organization and those persons associated with General Agent who are registered representatives of Marketing Organization and licensed agents of First Security Benefit Life Insurance and Annuity Company of New York to solicit and service variable annuity contracts and variable life insurance policies issued under First Security Benefit Life Insurance and Annuity Company of New York's ("FSBL") several Variable Annuity Accounts, which have been registered as securities under the Securities Act of 1933 with Security Distributors, Inc. (a member of the National Association of Securities Dealers, Inc.) having been designated Principal Underwriter thereof. Said variable annuity contracts and variable life insurance policies are referred to herein as "variable products."

     2. General Agent is hereby authorized to solicit, and to recommend for appointment subagents (referred to herein as "Agents") to solicit sales of FSBL variable products, to deliver the contracts, and to service the business. General Agent may organize, train, and maintain an agency force; however, FSBL may at its option, refuse to contract with any proposed Agent and may at any time terminate any Agreement with any Agent.

          General Agent agrees to abide by the terms and conditions of this Agreement and any sales manuals and/or rules and practices of FSBL and SDI and agrees that its Agents will not (i) solicit or submit applications, (ii) receive any compensation based on transactions in securities or the provision of securities advice, or (iii) engage in any other securities activities, unless such Agents are properly licensed under applicable insurance laws and are "associated persons" of the Marketing Organization within the meaning of "associated person of a broker or dealer," as that term is used in Section 3(a)(18) of the Securities Exchange Act of 1934. Marketing Organization agrees to be responsible for the training, supervision and control of Agents as required under the 1934 Act and other applicable law. General Agent agrees to abide by all applicable local, state and federal laws and regulations in conducting business under this Agreement. General Agent and Marketing Organization undertake and agree to hold FSBL and SDI harmless against any loss of whatever kind or nature arising out of any claim made by any of said Agents for compensation.

          General Agent shall endeavor to promote FSBL's and SDI's interests and those mutual interests of General Agent and FSBL and SDI as contemplated by this Agreement and shall at all times conduct itself, and see that those Agents assigned to or appointed by General Agent or its employees conduct themselves, so as not to adversely affect the business reputation or good standing of either General Agent, FSBL or SDI. The primary General Agent agrees to provide the affiliated General Agents listed on Exhibit "A" attached hereto (if any), with a copy of this agreement and insure compliance with its terms by each General Agent.

          General Agent shall be responsible to FSBL and SDI for the acts of the Agents assigned to or appointed by General Agent or its employees and shall indemnify and hold harmless from any and all expenses, costs, causes of action, and/or damages resulting from or growing out of any unauthorized act by General Agent or any of its Agents or employees. In addition, the primary General Agent shall be responsible to FSBL and SDI for the acts of each of the affiliated General Agents (if any) listed on Exhibit "A," attached hereto, and shall indemnify and hold harmless from any and all expenses, costs, causes of action, and/or damages resulting from or growing out of any unauthorized act by General Agent or any of its Agents or employees.

     3. Marketing Organization hereby accepts authorization to solicit and service FSBL variable products and confirms that Marketing Organization is properly licensed to solicit and service such variable products for FSBL and is a member in good standing of the National Association of Securities Dealers, Inc., hereinafter called "NASD," and further agrees to notify SDI if it ceases to be a member of NASD.

     4. Marketing Organization shall have the authority to recruit, train and supervise registered representatives for the sale of variable products of FSBL. Such training and supervision shall be conducted by the Marketing Organization in accordance with the Securities Exchange Act of 1934, the NASD's Conduct Rules and other applicable law. SDI reserves the right to require termination of any registered representative's right to sell FSBL variable products. Marketing Organization shall be responsible for any registered representative appointed hereunder complying with the terms, conditions and limitations as set forth in this Agreement.

     5. Commissions on purchase payments or premiums accepted by FSBL or SDI on behalf of an annuitant, participant, or policyholder of a variable product covered by this Agreement will be in accordance with the Schedule of Commissions made part of this Agreement, and are in full consideration of all services rendered and expenses incurred hereunder by the General Agent and Marketing Organization or their representatives. SDI will pay General Agent commissions as described in the attached Commission Schedule(s) for policies sold by Agents assigned to Marketing Organization. Neither General Agent nor Marketing Organization is authorized to deduct commissions prior to forwarding any remittance received to FSBL. All checks or drafts received by the General Agent or Marketing Organization in regards to any variable product shall be made payable to FSBL. All compensation payable hereunder shall be subject to a first lien and may be reduced or set off as to any indebtedness owed by the General Agent or Marketing Organization to FSBL or SDI. Any commissions paid to a third party at the request of the General Agent or Marketing Organization shall be deducted from the commissions payable hereunder. In the event this agreement is executed by one or more affiliated insurance agencies listed on Exhibit "A", it is understood and agreed that the primary agency will collect and disburse said commissions to the soliciting General Agency.

     6. General Agent and Marketing Organization agree to be bound by the terms, conditions and limitations set forth in this Agreement and the rules and practices of SDI and FSBL that are now and hereafter in force. Marketing Organization agrees not to solicit or submit applications for variable products to FSBL unless they and their registered representatives are properly licensed, and further agrees that it will conform to all applicable state, federal and local laws and regulations in conducting business under this Agreement. Both SDI and Marketing Organization hereby agree to abide by the applicable NASD Conduct Rules, which Rules are incorporated herein as if set forth in full. The signing of this Agreement and the purchase of variable products pursuant thereto is a representation to SDI and FSBL that Marketing Organization is a properly registered Marketing Organization under the Securities Exchange Act of 1934.

     7. Neither the General Agent, Marketing Organization nor their representatives are authorized to make any representations concerning the variable products, their sponsor (FSBL), the principal underwriter
          (SDI) or the underlying mutual funds except those contained in the applicable current prospectuses and in the printed information furnished by FSBL. General Agent and Marketing Organization agree not to use any other advertising or sales material relating to the variable products unless specifically approved in writing by FSBL and SDI.

     8. General Agent and Marketing Organization are not authorized and have no authority (a) to make, alter or discharge any contract for or on behalf of FSBL, (b) endorse any check or draft payable to FSBL, (c) to accept any variable product consideration after the initial remittance, (d) to waive or modify any prospectus, contract, policy or application provision, condition or obligation, (e) to extend the time for payment of any variable product consideration or accept payment of any past due variable product consideration.

     9. This Agreement shall not create or be construed as creating an Employer-Employee or Master-Servant relationship between General Agent and FSBL and SDI or Marketing Organization and FSBL and SDI.

     10. General Agent agrees to keep accurate records on all business written and moneys received under this Agreement. Such records may be examined by FSBL, SDI or their representatives at any reasonable time.

     11. General Agent and Marketing Organization agree to be responsible for any county or municipal occupational or privilege fee, tax or license which may be required of General Agent, Marketing Organization or its representatives as a result of business submitted under this Agreement.

     12. Marketing Organization will maintain books and records relating to the sale of the variable products and the receipt and disbursement of insurance commissions and fees thereon. Such books and records will be maintained and preserved in conformity with the requirements of
          Section 17(a) of the Securities Exchange Act of 1934 and the rules thereunder, to the extent applicable, and will at all times be compiled and maintained in a manner that permits inspection by the supervisory personnel of Marketing Organization, the Securities and Exchange Commission, the NASD, and other appropriate regulatory authorities.

     13. The receipt of commissions and fees relating to the variable products by General Agent will be reflected in the quarterly FOCUS reports filed by the Marketing Organization and in its fee assessment reports filed with the NASD.

     14. Marketing Organization is not authorized to accept any purchase payments for SDI except initial purchase payments, unless SDI provides otherwise in writing. All customer checks should be made payable directly to FSBL. Receipts for purchase payments must be on the forms furnished by SDI for that purpose. Marketing Organization shall immediately remit to FSBL's Administrative Agent at the address set forth in the applicable prospectus all money received or collected on FSBL's behalf, and such money shall be considered as FSBL's funds held in trust by Marketing Organization. SDI will not accept purchase payments in the form of checks drawn on Marketing Organization or registered representative accounts. Marketing Organization will not receive, accumulate or maintain custody of such customer funds.

     15. Neither this Agreement nor the compensation payable hereunder shall be assigned or pledged without the written consent of SDI. SDI reserves the right to reject any assignment or pledge.

     16. No consent or change in this Agreement shall be binding upon SDI unless in writing and signed by the president, a vice president, secretary or an assistant secretary of SDI. Any failure of SDI to insist upon strict compliance with the provisions of this Agreement shall not constitute or be construed as a waiver thereof.

     17. FSBL shall have the right to decline or modify any application or to refund any variable product consideration or any portion thereof, and General Agent shall refund immediately upon request any commissions received in connection therewith. All applications for variable products are subject to acceptance by FSBL and become effective only upon confirmation by FSBL. SDI will charge back 100% of commissions in the event of a free look surrender of a variable product.

     18. Variable products will be offered to the public at the price as outlined in the applicable variable product's current prospectus. All cash surrenders require the written request and consent of the contract or policyowner and such surrenders will conform to the provisions set forth in the applicable contract or policy.

     19. FSBL has been and is designated Administrative Agent of Security Distributors, Inc. to perform duties, including recordkeeping and payment of commissions, necessary under this Agreement in connection with the solicitation, sales and servicing of variable annuity contracts sold and solicited hereunder.

     20. SDI reserves the right to amend or terminate this agreement at any time. In the event (i) Marketing Organization ceases to be a member in good standing of the NASD; (ii) General Agent's license is revoked, terminated or not renewed; or (iii) General Agent or Marketing Organization files or, has filed on its behalf a petition for bankruptcy, this Agreement shall terminate automatically without notice. After termination General Agent and Marketing Organization upon request, shall without delay pay in full any indebtedness owed to FSBL or SDI and return all FSBL property to its Home Office. In the event General Agent or Marketing Organization are doing business in such manner that servicing is impossible, SDI reserves the right to reassign the business and service fees to another party. Should General Agent or Marketing Organization fail to comply with any of the terms of this Agreement, SDI reserves the right to terminate this Agreement and terminate vesting as to all commissions payable hereunder.

     21. General Agent and Marketing Organization agree to hold harmless and indemnify SDI and FSBL against any and all claims, liabilities and expenses which SDI and/or FSBL may incur from liabilities arising out of or based upon any alleged or untrue statement other than statements contained in the registration statement, prospectus or approved sales materials of any contract.

     22. If it should appear that any term of this contract is in conflict with any applicable rule of law, statute, or regulation, then any such term shall be deemed inoperative and null and void insofar as it may be in conflict therewith and shall be deemed modified to conform to such rule of law, statute, or regulation. The existence of any such apparent conflict shall not invalidate the remaining provisions of this contract.

     23. This agreement may be executed in one or more counterparts, together which shall be deemed a complete original.

     24. This Agreement is effective as of the Effective Date set forth above and replaces any previous Agreement between the parties relating to variable products of FSBL except as to any commissions payable thereunder.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.              MARKETING ORGANIZATION:


By :_____________________________        By:  __________________________________
Name:                                               (Signature of Principal)
Title:

                                         _______________________________________
                                               (Name and Title of Principal)


                                         PRIMARY GENERAL AGENT:


  _______________________________        By:  __________________________________
                                                          (Signature)

                                         _______________________________________
                                                    (Name and Title)

                                   EXHIBIT "A"

AFFILIATED GENERAL AGENTS


NAME                                                 TAX I.D. #